Exhibit 10.2
DESCRIPTION OF COMPENSATION ARRANGEMENT WITH ERIC HERR
     In his role as Chairman of the Board, Eric Herr will receive cash compensation of $37,500 per quarter. Mr. Herr may elect to receive up to 100% of such payments in the form of restricted stock grants, which are subject to vesting restrictions that lapse over time. In addition, Mr. Herr will receive a one-time grant of an option to purchase 25,000 shares of Class A common stock, which vests as to all of the shares on the first anniversary of the date of grant and Mr. Herr remains eligible to receive an automatic option as of the date of the 2007 annual meeting of stockholders to purchase 6,000 shares of Class A common stock, which vests as to all of the shares on the first anniversary of the date of grant. Mr. Herr does not receive cash compensation for attending meetings of the Board of Directors.